CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - JANUARY 2009
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (21,958.122 units) at December 31, 2008         $   35,835,483
Additions of 372.668 units on January 31, 2009                         609,521
Redemptions of (30.010) units on January 31, 2009                      (49,083)
Offering Costs                                                         (27,020)
Net Income - January 2009                                              105,257
                                                                 -------------

Net Asset Value (22,300.780 units) at January 31, 2009          $   36,474,158
                                                                 =============

Net Asset Value per Unit at January 31, 2009                    $     1,635.56
                                                                 =============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $      (97,074)
    Change in unrealized                                               379,186

  Gains (losses) on forward and options on forward contracts:
    Realized                                                           (17,154)
    Change in unrealized                                               (65,402)
  Interest income                                                          550
                                                                 -------------

                                                                       200,106
                                                                 -------------

Expenses:
  Brokerage fee                                                         88,216
  Performance fee                                                            0
  Operating expenses                                                     6,633
                                                                 -------------

                                                                        94,849
                                                                 -------------

Net Income (Loss) - January 2009                                $      105,257
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on January 31, 2009                    $     1,635.56

Net Asset Value per Unit on December 31, 2008                   $     1,631.99

Unit Value Monthly Gain (Loss) %                                       0.22  %

Fund 2009 calendar YTD Gain (Loss) %                                   0.22  %

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

Dear Investor,

Equity trading drives positive results for the start of 2009....

Officially in office, Obama's upcoming stimulus plan takes center stage; however, weak economic data continued to negatively impact global stock markets into the start of the New Year.

An early month rally fizzled quickly, causing notable declines in major global indices. Campbell portfolios gained in equity indices trading on net short positions across each region.

Gains were recorded in fixed income trading as the world's central banks continued to lower interest rates. Mounting fiscal deficits and huge issuance needs begin to weigh heavy on the long-end; however, credit markets generally improved in January with yield spreads continuing to contract.

Foreign exchange trading finished slightly negative on the month. Risk aversion and capital preservation benefited our net long US Dollar position; however, the UK government's unprecedented move to give the Bank of England power to increase their take in Royal Bank of Scotland to 70% helped fuel a late month rally in the British Pound, eliminating gains from a previous decline.

Commodity trading was generally flat on volatility across precious and base metals and a slowing of the negative energy trend.

As we enter our 38th year in managing client assets pursuant to a systematic approach, we remain committed to finding opportunity from liquid and globally diversified instruments and investment strategies.

As always, please do not hesitate to contact me should you have any questions or concerns.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust